EXHIBIT 99.1

For Release Wednesday, February 17, 2010; 5:00 PM EST

CYBERONICS CONTINUES STRONG SALES GROWTH AND PROFITABILITY
IN FISCAL 2010 THIRD QUARTER
- Company Achieves Sales Growth of 16% -
- Increases Sales and Operating Income Guidance -

HOUSTON, Texas, February 17, 2010 -- Cyberonics, Inc. (NASDAQ:CYBX) today announced results for the quarter ended January 22, 2010.

Quarterly highlights
Operating results for the third quarter of fiscal 2010 compared to the third quarter of fiscal 2009 include:

•	Net sales of $40.8 million, a 16% increase from $35.3 million,
•	Income from operations of $9.0 million, an increase of 81% over the prior year,
•	Net U.S. product sales attributable to the epilepsy indication increased by an estimated 12% to $31.7 million,
•	Record international net sales of $8.3 million,
•
Adjusted non-GAAP net income of $8.1 million, compared with an adjusted non-GAAP net income of $4.2 million (both numbers excluding net gains of $0.8 million and $5.6 million respectively on early extinguishment of debt adjusted for tax impact and other effects),

•	Adjusted non-GAAP EBITDA of $11.7 million, a 54% increase from $7.6 million.

Other highlights

•	Year-over-year net product sales attributable to the epilepsy indication grew by more than 15% for the ninth consecutive quarter,
•	The company has improved year-over-year quarterly income from operations in each of the last eleven quarters,
•	The company received regulatory approval for its VNS Therapy® System for the epilepsy indication in Japan, one of the largest medical device markets in the world.

As discussed below under “Use of Non-GAAP Financial Measures,” the company presents non-GAAP financial measures, adjusted net income, adjusted net income per share and adjusted EBITDA, in this release.  Investors should consider non-GAAP measures in addition to, and not as a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.  Please refer to the attached reconciliation between GAAP and non-GAAP financial measures.

Sales

Worldwide net sales for the third quarter of fiscal 2010 were $40.8 million compared to $35.3 million in the comparable period of fiscal 2009, an increase of 16%.  On a constant currency basis, the year-over-year sales increase was 14%.

U.S. net product sales attributable to the epilepsy indication increased to an estimated $31.7 million, compared with $28.3 million in the comparable period of fiscal 2009, an increase of $3.4 million, or 12%.

International net sales of $8.3 million increased by $2.1 million, or 34%, from the comparable period of fiscal 2009 with foreign currency movements providing a positive impact of approximately $0.5 million.  On a constant currency basis, the year-over-year increase for international sales was 26%.

Sales for the nine months ended January 22, 2010 were $120.0 million, an increase of $15.0 million, or 14%, when compared to the same period in fiscal 2009.  On a constant currency basis, there was no material impact on the year- to-date sales.

Gross profit

The gross profit for the third quarter of fiscal 2010 represented 87.9% of net sales compared to 86.0% in the third quarter of fiscal 2009.  This increase is primarily a result of higher production volumes and improved manufacturing efficiencies, as well as a higher average selling price due to product mix changes.

Operating expenses

Operating expenses increased by $1.5 million to $26.8 million for the third quarter of fiscal 2010 from the $25.3 million recorded in the comparable period of fiscal 2009 and were $0.3 million higher than in the second quarter of the current fiscal year.  Operating expenses for the quarter ended January 22, 2010 included $2.0 million for stock-based compensation, also materially unchanged from the comparable period of fiscal 2009.

For the nine-month period ended January 22, 2010, operating expenses totaled $80.0 million, an increase of $2.2 million, or 3%, over the same period of fiscal 2009.

Income from operations

The company reported income from operations of $9.0 million during the third quarter of fiscal 2010, compared with $5.0 million in the comparable period of fiscal 2009.

For the nine-month period ended January 22, 2010, income from operations of $24.6 million doubled when compared to income from operations of $12.3 million in the same period of fiscal 2009.

Debt repurchase / other income

During the recently completed quarter, the company repurchased $16.8 million of its outstanding convertible debt for total cash consideration of $15.7 million and recorded a net gain of $0.8 million, including the impact of tax and the accelerated amortization of deferred issuance costs.

Net income
The company reported net income of $8.8 million, or $0.29 per diluted share, for the third quarter of fiscal 2010, compared with a net income of $9.8 million, or $0.15 cents per share, in the third quarter of fiscal 2009.  Reported net income includes gains on early extinguishment of debt of $0.8 million and $5.8 million in the third quarters of fiscal 2010 and 2009, respectively.  Although the gain on early extinguishment of the convertible debt is included in the calculation of net income, it is excluded from the calculation of net income per diluted share as per the applicable accounting rules.  The number of diluted shares included in the year-to-date totals includes approximately 540,000 shares resulting from the dilutive effect of the remaining convertible notes on an as-if-converted basis.

For the third quarter of fiscal 2010, the company reported adjusted non-GAAP net income and adjusted non-GAAP diluted earnings per share of $8.1 million and $0.29 cents per share, respectively, compared with adjusted non-GAAP net income and adjusted non-GAAP earnings per share of $4.2 million and $0.15 cents per share for the comparable period of fiscal 2009.

Balance sheet and cash flow

The company generated positive operating cash flow of $27.5 million during the nine-month period ended January 22, 2010, including $10.6 million in the recently completed quarter.  Available cash and cash equivalent balances were $54.7 million at quarter end.  Debt outstanding at quarter end totaled $22.5 million, a reduction of $42.4 million over the last 12 months, and a reduction of $110 million over the last 24 months.

Results and objectives

“The Cyberonics team has continued to produce strong results in fiscal 2010, consistent with those earlier in the year.  Our performance in the most recent quarter included record net sales, income from operations increasing 81% over last year, and adjusted EBITDA of more than $11 million,” commented Dan Moore, Cyberonics’ President and Chief Executive Officer.  “Of significant strategic importance, our international operations delivered a record quarter, measured by both units and revenues.  Since geographic expansion is one of our key growth drivers over the next several years, this performance was especially encouraging.  Finally, our U.S. epilepsy business produced solid growth in net sales of 12% over the prior year.

“The Japanese regulatory approval announced last month is a major milestone in the effort to bring VNS Therapy to Japanese patients with epilepsy.  This regulatory approval in Japan covers all people with drug-resistant refractory epilepsy, excluding those cases for which surgery is recommended, but without restrictions as to age or type of seizure.  We estimate that approximately 50,000 new cases of epilepsy are diagnosed annually in Japan.  Reimbursement is expected before the end of the first quarter of fiscal 2011.

“At Cyberonics, we remain excited about the opportunity that both the U.S. and international epilepsy markets represent in the coming years,” Mr. Moore continued.  “As a team, we are dedicated to development efforts to improve the efficacy of VNS Therapy for epilepsy, with particular attention to research efforts around seizure detection and improved stimulation parameters.  Over the past two years, we have rapidly expanded the team dedicated to this effort, and expect to continue to build our expertise in the coming year to allow us to bring medical devices to those affected by epilepsy.

“Consistent with our press release on July 24, 2009, we expect to complete patient follow-up on all patients enrolled in the D-21 post approval dosing study for treatment-resistant depression within the next two weeks.  Preliminary results are likely to be available in the first quarter of fiscal 2011.”

Mr. Moore concluded, “To reiterate the medium term goals outlined at our investor day in December, we are targeting net sales growth of 15%, and a faster rate of growth for net income, goals that were again met in the recently completed quarter.  We remain focused on achieving an operating margin of 25% by fiscal 2011.”

Fiscal 2010 guidance

Based on performance over the first three quarters of the year, Cyberonics is increasing its previously provided net sales guidance range from $159 million to $162 million to a range of $162 million to $164 million, and increasing its previously provided guidance range for income from operations from $28 million to $30 million to a range of $32 million to $34 million.

Additional details will be provided during the upcoming conference call and in the accompanying presentation slides, as described below.

Use of Non-GAAP Financial Measure

Management has disclosed financial measurements in this press announcement that present financial information that is not in accordance with Generally Accepted Accounting Principles (GAAP).  These measurements are not a substitute for GAAP measurements, although company management uses these measurements as aids in monitoring the company’s on-going financial performance from quarter-to-quarter and year-to-year on a regular basis and for benchmarking against other medical technology companies.  Non-GAAP net income and non-GAAP income per diluted share measure the income and income per share of the company excluding the gain on early extinguishment of the company’s convertible debt and the impact of the reduction in valuation allowance recorded in the fiscal second quarter, which are considered by management to be outside of the normal on-going operations of the company.  Management uses and presents non-GAAP net income and non-GAAP income per diluted share because management believes that in order to properly understand the company’s short and long-term financial trends, the impact of these unusual items should be eliminated from on-going operating activities. Management also uses non-GAAP net income to forecast and to evaluate the operational performance of the company as well as to compare results of current periods to prior periods on a consistent basis. Adjusted earnings before interest, tax, depreciation and amortization (“adjusted non-GAAP EBITDA”) measures the income from operations of the company excluding the aforementioned items, as well as the gain on early extinguishment of the company’s convertible debt, and non-cash equity compensation.

Non-GAAP financial measures used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.  Investors should consider non-GAAP measures in addition to, and not a substitute for, or superior to, financial performance measures prepared in accordance with GAAP.

Please refer to the attached reconciliation between GAAP and non-GAAP financial measures.

Fiscal Year 2010 Third Quarter Results Conference Call Instructions

To listen to the conference call live by telephone dial 877-313-8035 (if dialing from within the U.S.) or 706-679-4838 (if dialing from outside the U.S.).  The conference ID is 52257148.  Presentation slides will be available on-line at www.cyberonics.com no later than 8:00 AM EST on Thursday, February 18, 2010.  A replay of the conference call will be available approximately two hours after the completion of the conference call by dialing 800-642-1687 (if dialing from within the U.S.) or 706-645-9291 (if dialing from outside the U.S.).  The replay conference ID access code is 52257148.  The replay will be available for one week on the above number and subsequently on the company’s website for a period of six months.

About Cyberonics, Inc. and VNS Therapy®

Cyberonics, Inc. (NASDAQ:CYBX) is a medical technology company with core expertise in neuromodulation.  The company developed and markets the Vagus Nerve Stimulation (VNS) Therapy System, which is FDA-approved for the treatment of refractory epilepsy and treatment-resistant depression.  The VNS Therapy System uses a surgically implanted medical device that delivers electrical pulsed signals to the vagus nerve.  Cyberonics markets the VNS Therapy System in selected markets worldwide.

Additional information on Cyberonics and VNS Therapy is available at www.cyberonics.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.  These statements can be identified by the use of forward-looking terminology, including "may," "believe," "will," "expect," "anticipate," "estimate," "plan," "intend," "forecast," or other similar words.  Statements contained in this press release are based on information presently available to us and assumptions that we believe to be reasonable.  We are not assuming any duty to update this information if those facts change or if we no longer believe the assumptions to be reasonable. Investors are cautioned that all such statements involve risks and uncertainties, including without limitation, statements concerning receipt of reimbursement in Japan before the end of the first quarter of fiscal 2011, the opportunity represented by the U.S. and international epilepsy markets in the coming years, improving the efficacy of VNS Therapy for epilepsy, conducting research around seizure detection and improved stimulation parameters and building our expertise in these areas in the coming year, completing D-21 study follow-up and obtaining preliminary results of the D-21 study in the first quarter of fiscal 2011, achieving 15% net sales growth and a faster rate of growth for net income, achieving an operating margin of 25% by fiscal 2011, achieving net sales of $162 million to $164 million in fiscal 2010, and achieving income from operations of $32 million to $34 million in fiscal 2010. Our actual results may differ materially.  Important factors that may cause actual results to differ include, but are not limited to: continued market acceptance of VNS Therapy™ and sales of our product; the development and satisfactory completion of clinical trials and/or market test and/or regulatory approval of VNS Therapy™ for the treatment of other indications; satisfactory completion of post-market studies required by the U.S. Food and Drug Administration as a condition of approval for the treatment-resistant depression indication; adverse changes in coverage or reimbursement amounts by third-parties; intellectual property protection and potential infringement claims; maintaining compliance with government regulations and obtaining necessary government approvals for new indications; product liability claims and potential litigation; reliance on single suppliers and manufacturers for certain components; the accuracy of management's estimates of future expenses and sales; the results of the previously disclosed governmental inquiries; the potential identification of material weaknesses in our internal controls over financial reporting; risks and costs associated with such governmental inquiries and any litigation relating thereto or to our stock option grants, procedures, and practices and other risks detailed from time to time in our filings with the Securities and Exchange Commission (SEC).  For a detailed discussion of these and other cautionary statements, please refer to our most recent filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended April 24, 2009,and Quarterly Report on Form 10-Q for the fiscal quarters ended July 23, 2009 and October 23, 2009.

Contact information
Greg Browne, CFO
Cyberonics, Inc.
100 Cyberonics Blvd., Houston, TX 77058
Main:  (281) 228-7262/Fax:  (281) 218-9332
ir@cyberonics.com
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CYBERONICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited except where indicated)

	January 22, 2010	April 24, 2009
		(Audited)
ASSETS

Current Assets
Cash and cash equivalents	$54,679,268	$66,225,479
Restricted cash	1,000,000	1,000,000
Accounts receivable, net	24,584,567	22,250,653
Inventories	13,758,989	12,841,064
Deferred tax assets	9,087,520	9,804
Other current assets	2,799,107	2,206,902
Total Current Assets	105,909,451	104,533,902
Property and equipment, net and other assets	8,214,891	7,103,390
Deferred tax assets	32,088,974	406,336
Total Assets	$146,213,316	$112,043,628

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities	$18,489,983	$17,645,240
Long term liabilities:
Convertible notes	22,460,000	62,339,000
Deferred license revenue and other	6,524,190	7,647,544
Total Long Term Liabilities	28,984,190	69,986,544
Total Liabilities	47,474,173	87,631,784
Total Stockholders' Equity	98,739,143	24,411,844
Total Liabilities and Stockholders' Equity	$146,213,316	$112,043,628

CYBERONICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	January 22, 2010	January 23, 2009	January 22, 2010	January 23, 2009

Net sales	$40,821,276	$35,259,969	$120,040,684	$105,023,797
Cost of sales	4,952,636	4,934,439	15,410,492	14,929,000
Gross Profit	35,868,640	30,325,530	104,630,192	90,094,797
Operating Expenses:
Selling, general and administrative	21,224,801	20,213,380	64,215,712	63,269,571
Research and development	5,612,899	5,129,597	15,788,183	14,543,993
Total Operating Expenses	26,837,700	25,342,977	80,003,895	77,813,564
Income from Operations	9,030,940	4,982,553	24,626,297	12,281,233
Interest income	17,237	215,828	83,004	1,157,762
Interest expense	(297,143)	(696,668)	(1,230,676)	(2,787,336)
Gain on early extinguishment of debt	846,010	5,808,448	3,042,477	10,421,293
Other income, net	(481,487)	(242,501)	344,308	(387,761)
Income before income tax	9,115,557	10,067,660	26,865,410	20,685,191
Income tax (benefit) expense	266,553	273,058	(39,993,170)	487,586

Net income	$8,849,004	$9,794,602	$66,858,580	$20,197,605

Basic income per share	$0.32	$0.37	$2.42	$0.76
Diluted income per share	$0.29	$0.15	$2.26	$0.39

Shares used in computing basic income per share	27,763,768	26,699,455	27,681,615	26,600,263
Shares used in computing diluted income per share	28,145,068	27,026,075	28,810,757	27,737,948

CYBERONICS, INC. AND SUBSIDIARY
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
(Unaudited)

	For the Thirty–Nine Weeks Ended
	January 22, 2010	January 23, 2009

Cash Flow from Operating Activities:
Net Income	$66,858,580	$20,197,605
Non-Cash Items Included in Net Income
Gain on early extinguishment of debt	(3,042,477)	(10,421,293)
Stock-based compensation	6,520,302	7,441,061
Deferred income tax	(40,760,354)	-
Unrealized (gain) loss in foreign currency transactions	(283,227)	282,684
Other	792,762	1,278,612
Changes in Operating Assets and Liabilities
Accounts receivable, net	(1,815,988)	(639,230)
Inventories	(872,049)	585,860
Other	118,364	(429,756)
Net Cash Provided By Operating Activities	27,515,913	18,295,543

Cash Flow From Investing Activities:
Net Cash Used in Investing Activities	(3,550,566)	(1,481,588)

Cash Flow From Financing Activities:
Repurchase of convertible notes	(36,256,250)	(48,527,418)
Proceeds from exercise of options for common stock	945,840	4,289,500
Purchase of treasury stock	(37,551)	(532,293)
Net Cash Used In Financing Activities	(35,347,961)	(44,770,211)

Effect of Exchange Rate Changes on Cash & Cash Equivalents	(163,597)	(171,622)

Net Decrease in Cash and Cash Equivalents	(11,546,211)	(28,127,878)
Cash and Cash Equivalents at Beginning of Period	66,225,479	91,058,692
Cash and Cash Equivalents at End of Period	$54,679,268	$62,930,814

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(Unaudited)

	For the Thirteen Weeks Ended		For the Thirty-Nine Weeks Ended
	January 22, 2010	January 23, 2009	January 22, 2010	January 23, 2009

Net Income	$8,849,004	$9,794,602	$66,858,580	$20,197,605

Deduct gain on early extinguishment of debt from net income; includes tax considerations among other effects	(778,009)	(5,637,687)	(2,530,573)	(9,364,774)
Deduct tax credit for reduction in valuation allowance	-	-	(40,450,068)	-

Non-GAAP adjusted net income	$8,070,995	$4,156,915	$23,877,939	$10,832,831

Diluted shares outstanding	28,145,068	27,026,075	28,810,757	27,737,948
Effect of removing the tax credit for the reduction of the valuation allowance on diluted shares outstanding	-	-	(541,205)	-
Non-GAAP adjusted diluted weighted average shares outstanding	28,145,068	27,026,075	28,269,552	27,737,948

Diluted income per share	0.29	0.15	2.26	0.39
Non-GAAP adjusted diluted income per share	0.29	0.15	0.84	0.39

GAAP Income from Operations	$9,030,940	$4,982,553	$24,626,297	$12,281,233
Depreciation	576,435	490,056	1,592,918	1,702,788
Stock based compensation	2,045,365	2,135,392	6,424,854	7,451,330
Adjusted EBITDA	$11,652,740	$7,608,001	$32,644,069	$21,435,351